Exhibit 10.21

May 10, 2016

Kathleen A. Leo

Dear Kathy:

I am pleased to offer you the position of Chief Legal Officer and General Counsel of Chobani Global Holdings, LLC (the ‘‘Company”), reporting directly to the Company’s Chief Executive Officer (“CEO”). If you accept this offer, your employment will begin no later than July 11, 2016 (the “Start Date”).

The following outlines the terms and conditions of the Company’s offer of employment to you:

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Chief Legal Officer and General Counsel; Duties and Authority. As Chief Legal Officer and General Counsel, you will oversee all of the company’s legal activities including those associated with corporate governance, financings, mergers and acquisitions, intellectual property protection, regulatory and trade, commercial contracts, employment law, as well as litigation and dispute resolution. You will serve as the principal legal advisor to the CEO and the company’s senior management team, as well as a principal legal advisor to the Company’s Board of Managers. And, you will perform such additional duties and will have such additional authority and responsibilities as the CEO may prescribe.

You will cooperate and work collaboratively with the CEO and other members of the Company’s senior management team to advance the Company’s best interests and will exercise the duties and responsibilities of Chief Legal Officer and General Counsel in conformity with the policies of the Company.

You shall devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties as Chief Legal Officer and General Counsel of the Company.

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Base Salary. The Company will pay you a “Base Salary” at an annual rate of $450,000, less all applicable withholdings, payable in accordance with the regular payroll practices of the Company. Your Base Salary will be subject to annual review by the Manager of the Company (the “Board”), and may be adjusted from time to time in the Board’s sole discretion, but shall not in any year be reduced below the annual rate of $450,000.

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Annual Bonus. For each Company fiscal year ending during your employment with the Company, you will participate in the Company’s annual incentive plan as in effect from time to time (the “Bonus Plan”). Under the Bonus Plan, you will have the opportunity to earn, on an annual basis, a cash bonus subject to the achievement of performance objectives and goals for the applicable performance period determined by the Board from time to time, which performance objectives and goals for a particular performance period will be consistent with those of other comparable senior executive officers; the performance goal for the Company’s 2016 fiscal year is the Company’s achievement of $210 million of EBITDA for such fiscal year, with the Board making all determinations related to such bonus and the Company’s performance. Your annual cash bonus target amount for any fiscal year performance period shall be 50% of Executive’s then current Base Salary (the “Bonus Target”). Any annual bonus earned by you for a fiscal year ended, will be paid to you at the same time annual bonuses are paid to other senior executive officers of the Company for such fiscal year ended, but in no event later than on April 1 of the immediately following fiscal year, subject to your continued employment with the Company through the date of payment. Your annual bonus earned and payable for fiscal year 2016 shall, however, be no less than 50% of your base earnings as at the end of fiscal year 2016, regardless of the actual achievement of any applicable performance objectives and goals for fiscal year 2016.

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Benefit Plans. In addition to the Bonus Plan, during your employment with the Company you will be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executive officers, excluding Hamdi Ulukaya, subject to satisfying the applicable eligibility requirements. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company reserves the right to amend, modify or terminate any employee benefit plan at any time.

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Vacation Time. During your employment with the Company you will be entitled to four (4) weeks of paid vacation per calendar year (as pro-rated for partial years) in accordance with the Company’s policy on accrual and use applicable to other senior executive officers as in effect from time to time.

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Severance; Termination without cause[1] or for good reason[2]. If the Company terminates your employment without cause or you terminate your employment for good reason as provided in, and in accordance with, this offer letter, then, subject to the provisions of this offer letter, the Company will pay you: (i) your annual bonus for the fiscal year performance period during which such termination occurs and which you would have been paid absent such termination, provided, however, such annual bonus shall not be less than 50% of your then Base Salary regardless of the actual achievement of any applicable performance objectives and goals for such fiscal year, with such payment to be paid to you at the time the annual bonus payments for such fiscal year performance period are paid to senior executive officers of the Company; and (ii) an aggregate amount equal to your then Base Salary, with such payment to be paid to you in ratable monthly installments during the 12 month period following termination of your employment by the Company without cause; provided, the foregoing payments, are conditioned on your signing a general release of any and all claims against the Company in a form reasonably acceptable to the Company, your delivery of such release to the Company within 45 days after

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For purposes of this offer letter, termination for “cause” (or words of similar import) means termination of your employment by the Company based upon the occurrence of one or more of the following: (i) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury, or medical condition); (ii) your failure or refusal to comply in any material respect with the policies of the Company or lawful directives of the Chief Executive Officer and/or the Company’s manager (or comparable governing body); (iii) your material breach of any contract or agreement between you and the Company (including but not limited to this offer letter and the Agreement of Confidentiality and Non-Competition (or any other employment, severance, restrictive covenants or similar agreements between you and the Company); (iv) your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (v) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets (including, without limitation, its products); (vi) your engaging in unprofessional, unethical or other acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, its property or assets (including, without limitation, its products); or (vii) your indictment or conviction or plea of nolo contendere or guilty plea with respect to any felony or crime of moral turpitude. For purposes of this definition of “cause”, the term “Company” shall include its parents, subsidiaries and other affiliated entities, together with their respective successors and assigns.

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For purposes of this offer letter, “good reason” shall mean the occurrence of any of the following events, without your express written consent, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by you to the Company: (i) the diminution (other than temporarily while physically or mentally incapacitated or as required by applicable law) in your title, duties, authorities or responsibilities, excluding immaterial diminutions not taken in bad faith; (ii) a reduction of your Base Salary below the annual rate of $450,000 or a reduction of your Bonus Target below 50% of your then current Base Salary; (iii) a change in your reporting relationship to someone other than the Chief Executive Officer; (iv) the required relocation of your primary work location outside of the New York, New York metropolitan area; or (v) the Company’s material breach of the Company’s material obligations to you under this offer letter. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute good reason within 30 days after you first know, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and you must actually terminate your employment within 30 days following the expiration of the Company’s cure period, if the Company has not cured as set forth above; otherwise, any claim of such circumstances as “good reason” shall be deemed irrevocably waived by you.

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the date of your termination and your not revoking such release pursuant to any revocation rights afforded by applicable law, and are subject to the provisions of the Agreement of Confidentiality and Non-Competition (as herein defined); and, provided, further, any payments to be paid to you under clause (ii) are subject to your continued compliance with the Agreement of Confidentiality and Non-Competition.

•	Place of Performance. You will be based primarily in New York, New York, except for reasonable travel on business consistent with your position.

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Business and Travel Expenses. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, you will be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by you in connection with your performance of your duties as Chief Legal Officer and General Counsel.

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Long-Term Equity Award/Profits Interest. We will make a grant of profits interest to you under the Chobani Global Holdings, LLC Profits Interest Plan in the amount of 490,000 Class B Units. This grant entitles you to a portion of the Company’s appreciated equity value above a participation threshold of $2 billion equity value.

The profits interest will be memorialized pursuant to a grant agreement, the form of which has been provided to you (the “Grant Agreement”), and will be subject to the terms and conditions of CGH Management Holdings, LLC Limited Liability Company Agreement and the CGH Profits Interest Plan.

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Confidentiality and Non-Competition. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, you will be required to sign and return an agreement relating to confidentiality, non-competition and work product on or before your Start Date, as a condition of this offer of employment (the “Agreement of Confidentiality and Non-Competition”). A copy of the Agreement of Confidentiality and Non-Competition is enclosed for your consideration and signature.

In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employer(s). By signing this offer letter, you represent that your employment with the Company and performance of your duties as contemplated by this offer letter shall not breach or conflict with any agreement you have with any third party.

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Employment At-Will. Please understand that this offer letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by the CEO (or, an authorized designee) and you.

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Entire Agreement. This offer letter (together with the Agreement of Confidentiality and Non-Competition and Grant Agreement) constitutes our entire offer regarding the terms and conditions of your prospective employment with the Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The Company will have the right to assign this offer letter to it successors and assigns.

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Eligibility to Work in the United States. In order for the Company to comply with United States law, we ask that on your Start Date you bring appropriate documentation to verify your authorization to work in the United States. The Company may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

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IRC 409A. This offer letter is intended to comply with Section 409A of the Code, and shall be construed and interpreted in accordance with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A of the Code unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of such “separation from service” of you, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this offer letter shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the

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taxable year in which the expense occurred. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this offer letter shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this offer letter that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

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Miscellaneous. This offer letter will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles. This offer letter may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this offer letter. The signature of either you or our CEO hereto transmitted electronically or by facsimile shall be deemed to be your or his original signature for all purposes.

In addition to your employment as Chief Legal Officer and General Counsel of the Company as contemplated above, as of the Start Date, you will serve as Chief Legal Officer and General Counsel of FHU US Holdings, LLC.

We look forward to you joining the Company. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer letter together with the executed Agreement of Confidentiality and Non-Competition to me at your earliest convenience.

Sincerely,

/s/ Hamdi Ulukaya
Hamdi Ulukaya
Chief Executive Officer

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I accept this offer of employment with Chobani Global Holdings, LLC. and agree to the terms and conditions outlined in this offer letter.

/s/ Kathleen Leo
Kathleen Leo

Date: May 10, 2016

Enclosures:
Agreement of Confidentiality and Non-Competition (executed)

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